Exhibit 99.1
FOR IMMEDIATE RELEASE
OXiGENE REPORTS FOURTH QUARTER AND FISCAL YEAR 2005
OPERATIONAL AND FINANCIAL RESULTS
—Company Achieves Regulatory and Clinical Milestones, Strengthens Balance Sheet,
Identifies an Additional Mechanism of Action and Further Defines the Safety Profile
for CA4P; Focuses on Advancement of Clinical Programs in 2006—
—Clinical Trials in Non Small Cell Lung Cancer (NSCLC), Platinum Resistant
Ovarian Cancer and First Human Trial Combining a Vascular Disrupting Agent with
Avastin, Solidify OXiGENE’s Core Clinical Programs in Oncology—
—OXiGENE Progresses with Patient Enrollment in Phase II Clinical Trial for
Myopic Macular Degeneration (MMD), Company Selects Potential Path Forward for
Local Delivery of CA4P—
Waltham, MA—March 1, 2006—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases, today reported operational and financial results for its fourth quarter and Fiscal Year 2005.
Reflecting on the Company’s achievements in 2005, Frederick Driscoll, President and Chief Executive Officer of OXiGENE commented, “OXiGENE accomplished a number of clinical and operational milestones during the last 12 months which we believe provide a platform for advancing our compounds in key oncology and ophthalmology indications. The safety and patient response data garnered in 2005 from earlier stage clinical trials with our lead compound, Combretastatin A4P (CA4P), have propelled this candidate into later stage and randomized clinical trials in indications that now comprise our core program in oncology — Non Small Cell Lung Cancer and Platinum Resistant Ovarian Cancer. Further, our initiative to strengthen our balance sheet gives us the financial backing necessary to advance not only these key trials, but also other clinical trials that are strategically important to the company’s longer-term success, including our Phase Ib trial of CA4P with Avastin® in the treatment of solid tumors, our Phase I trial with our second candidate for oncology, OXi4503, and our clinical programs in the area of ophthalmology. In 2006, we will remain steadfast in our focus on progressing these clinical trials.”

Financial Results and 2006 Guidance
In the fourth quarter of 2005, OXiGENE’s net loss was approximately $3.4 million, or $0.16 per share, compared to a net loss of approximately $2.2 million, or $0.13 per share, in the fourth quarter of 2004. For the twelve-month period ended December 31, 2005, the Company reported a net loss of approximately $11.9 million, or $0.61 per share compared to a net loss of approximately $10.0 million, or $0.61 per share in 2004.
At December 31, 2005, OXiGENE had cash, cash equivalents and marketable securities of approximately $58.9 million compared with approximately $30.5 million at December 31, 2004.
Cash utilization for 2006 is anticipated to be approximately $14 — $18 million in support of the Company’s ongoing research and development efforts for its clinical candidates.
2006 Operational Outlook
Commenting on the year ahead, Mr. Driscoll stated, “Our primary objective in 2006 is to ensure that we continue to drive forward our core clinical programs. Site selection for our trials around the world for the treatment of NSCLC, as well as recruiting, enrolling and treating patients in our core oncology and ophthalmology clinical trials, will be a key focus for OXiGENE. Further, we are optimistic about the advancement of the Phase Ib trial evaluating CA4P in combination with Avastin, and we look forward to the conclusion of patient accrual in the trial evaluating our second candidate, OXi4503, where investigators have yet to reach the Maximum Tolerated Dose (MTD). Finally, we believe that 2006 will be a defining year for OXiGENE’s ophthalmology program as we approach the completion of patient accrual for our clinical trial of CA4P in Myopic Macular Degeneration (MMD), and move into efficacy studies for local delivery of CA4P.”
2005: The Year in Review
 Clinical Update — Oncology
OXiGENE announced the commencement of several key clinical trials with CA4P in oncology in 2005, which now comprise OXiGENE’s core oncology program with CA4P.
Non Small Cell Lung Cancer
OXiGENE announced two clinical trials with CA4P for the potential treatment of NSCLC, which the Company hopes will, if successful, maximize the regulatory and market opportunity for CA4P in this indication. In the United Kingdom, OXiGENE received clearance to commence a Phase III clinical trial evaluating CA4P in combination with radiotherapy and chemotherapy in patients with Stage IIIb/IV NSCLC. This trial is subject to ethics approval by the Medical Research Advisory Committee (MRAC).
Separately, the Company announced a Phase II clinical trial in the United States of CA4P in patients with Stage IIIa/IIIb NSCLC. This is a randomized trial that will evaluate CA4P in combination with concurrent chemoradiotherapy, a widely accepted standard in the United States for patients with this stage of disease.

Both trials will include patients with all histological types of NSCLC who have not had prior treatment for the disease.
Platinum Resistant Ovarian Cancer
OXiGENE announced a Phase II clinical trial evaluating CA4P in combination therapy with carboplatin and paclitaxel—a widely used chemotherapeutic regimen—for the treatment of relapsed, advanced platinum-resistant ovarian cancer. The clinical trial is a multi-center study, and patient response will be evaluated using Response Evaluation Criteria In Solid Tumors (RECIST) and Ca125. The Phase II study is being initiated at cancer centers in the United Kingdom.
CA4P in Combination with Avastin for the treatment of Solid Tumors
OXiGENE announced a Phase Ib clinical study evaluating CA4P in combination therapy with Avastin (Bevacizumab), a drug that is marketed by Genentech (NYSE: DNA) and Roche. This is the first time a VDA has been paired with an anti-angiogenic agent in a clinical trial. The trial is a traditional open-label, multi-center trial designed to determine the safety and tolerability of ascending doses of CA4P administered intravenously in combination with Bevacizumab. Dosing levels of CA4P will be escalated until a maximum tolerated dose is achieved.
Dr. David Chaplin, Chief Scientific Officer and Head of Research and Development at OXiGENE added, “Beyond the Company’s clinical achievements this year with CA4P in oncology, OXiGENE remains committed to its second clinical candidate, OXi4503. Preclinical experiments with OXi4503 have shown that the compound is effective at destroying neovasculature inside the tumor, as well as reducing the peripheral rim of tumor cells, which can lead to tumor regrowth. We continue to dose-escalate OXi4503 in a Phase Ib trial and have yet to achieve the MTD. However, we do expect this trial to be concluded by the end of 2006 and are hopeful that investigators in this trial will present interim data in 2006.”
Clinical Update — Ophthalmology
OXiGENE made steady progress in 2005 with CA4P as a treatment for diseases of the back of the eye. In an ongoing Phase II clinical trial evaluating CA4P for the treatment of Myopic Macular Degeneration (MMD), OXiGENE reconfirms that patient enrollment is progressing and the Company expects to complete patient enrollment in this study during the first half of 2006.
As part of its ophthalmology program, OXiGENE announced at the beginning of 2005 its plan to evaluate various methods of local delivery of CA4P for the treatment of wet, age-related macular degeneration (wAMD). The purpose of these preclinical studies was to determine whether a sufficient concentration of CA4P could be delivered to the choroid and the retinal areas of the eye.

Mr. Driscoll commented, “The purpose of these studies was to evaluate the success of drug delivery to the back of the eye via local administration of CA4P. To that end, our preclinical experiments have showed that CA4P does reach the choroid and the retina when administered either via a unique eye drop formulation or by today’s accepted standard, intravitreal injection. Based on these results, we believe today that a possible path forward with local administration is to explore a combination therapy comprised of a loading dose of intravitreal-administered CA4P followed by a maintenance therapy of CA4P administered via eye drops.”
Mr. Driscoll continued, “Further, based on preclinical data generated in an ocular model, which shows a significant therapeutic benefit when CA4P is paired with an anti-angiogenic agent, we are evaluating the above treatment approach with CA4P as a monotherapy and in combination with anti-angiogenic therapy. As planned, we expect to complete these efficacy studies in 2006, and to enter a Phase I clinical trial setting in 2007.”
Investigational Update
OXiGENE announced in October 2005 that new research was published that elucidates another molecular pathway through which CA4P appears able to selectively regress the abnormal new vasculature associated with cancer and macular degeneration. Researchers observed that CA4P induces destabilization of VE-cadherin, a junctional protein between endothelial cells, and that the associated inhibition of the VE—cadherin/b-catenin/Akt pathway influences many aspects of endothelial cell function, including inhibition of endothelial cell migration, proliferation and capillary tube formation pathways critical in angiogenesis. The study was published in the peer-reviewed journal, The Journal of Clinical Investigation, Vol. 115, Number 11, November 2005.
Dr. Chaplin commented, “Not only have we learned more about CA4P’s mechanism of action, but we continue to increase our understanding of the safety profile of CA4P. With six clinical trials completed and more than 250 patients dosed to date, CA4P has been observed to be consistently well tolerated and manageable, both as a monotherapy and in combination with chemotherapy, radiotherapy and antibody therapy.”
Operational Update
In 2005, OXiGENE added two key members to its Board of Directors. Dr. Richard Chin, who currently serves as Senior Vice President and Head of Global Development for Elan Corporation, plc, brings tremendous pharmaceutical and drug commercialization expertise to OXiGENE.
Dr. David Chaplin, a pioneer in the field of vascular disrupting technologies and one of the original discoverers of the anti-cancer properties of Combretastatin, was appointed Executive Vice Chairman of OXiGENE’s Board of Directors. Dr. Chaplin will continue to maintain his current senior management position as OXiGENE’s Chief Scientific Officer and Head of Research and Development.

Further, OXiGENE announced the addition of new office space in Oxford, United Kingdom that will house personnel dedicated to supporting research initiatives and clinical trials in Europe.
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
Certain statements in this news release concerning OXiGENE’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the timing and progress of a Phase III clinical trial of CA4P in combination with radiotherapy and chemotherapy for non small cell lung cancer, the timing and progress of a Phase II trial of CA4P in combination with concurrent chemoradiotherapy; the timing and progress of a Phase Ib trial with CA4P in combination with Avastin; the timing and progress of a Phase II trial of CA4P in triple combination therapy for platinum-resistant ovarian cancer; OXiGENE’s ability to enroll patients in a Phase II clinical trial for myopic macular degeneration; the timing of development, and effectiveness, of a non-systemic delivery mechanism for CA4P for diseases of the back of the eye; the potential tumor killing effect of OXi4503 and its promise as a candidate for advanced cancers; and, the timing, progress or advancement of OXiGENE’s ongoing preclinical research and clinical trials. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-Q, Form 8-K and Form 10-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
Contact:
OXiGENE, Inc.
Susan Hager
Director of Communications
(781) 547-5900
shager@oxigene.com
All trademarks and/or registered trademarks in this release are the property of their respective holders.

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets

Cash and marketable securities	$58,855	$30,502
Licensing agreement	873	971
Other assets	540	284

Total assets	$60,268	$31,757

Liabilities and stockholders’ equity

Accounts payable	$693	$494
Accrued expenses	3,041	2,128
Total stockholders’ equity	56,534	29,135

Total liabilities and stockholders’ equity	$60,268	$31,757

OXiGENE, Inc
Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
License revenue	$1	$—	$1	$7

Costs and expenses:
Research and development	2,039	1,287	7,098	5,947
General and administrative	1,665	999	5,951	4,540

Total costs and expenses:	3,704	2,286	13,049	10,487
Operating loss	(3,703)	(2,286)	(13,048)	(10,480)
Investment income	324	49	1,135	470
Other expense, net	—	(12)	4	(14)
Net loss	$(3,379)	$(2,249)	$(11,909)	$(10,024)

Basic and diluted net loss per common share	$(0.16)	$(0.13)	$(0.61)	$(0.61)

Weighted average number of common shares outstanding	20,956	16,667	19,664	16,560